July 1, 1998

FOR IMMEDIATE RELEASE                       For More Information
---------------------                       Contact:
                                            David J. Hegarty, President or
                                            Ajay Saini, Treasurer
                                            617-332-3990

                     Health and Retirement Properties Trust
                            Announces Name Change and
                             Election of New Trustee
                     --------------------------------------

         Newton, MA: Health and Retirement Properties Trust (NYSE: HRP) today announced a change in the Company's name to "HRPT Properties Trust."

         The name change is intended to call attention to the fact that the Company invests in commercial office properties as well as health care related real estate. The new name was selected to represent the Company's heritage while retaining its existing NYSE trading symbol "HRP". The new CUSIP number is 40426W.

         HRP also announced the election of Patrick F. Donelan as a Trustee. Mr. Donelan (Age 56) has since 1996 been an Executive Vice President of Dresdner Kleinwort Benson North America LLC, a New York based banking institution which is a subsidiary of Dresdner Bank AG of Germany. Prior to 1996, Mr. Donelan was Chairman of Kleinwort Benson North America, Inc., a subsidiary of Kleinwort Benson Ltd. of England which was acquired by Dresdner Bank AG in 1996.

         The election of Mr. Donelan is the result of the vacancy on the Board of Trustees created by the death of Ralph J. Watts.

         HRP is a real estate investment trust with approximately $2.8 billion of real estate investments located in 35 states and the District of Columbia.

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